Exhibit (a)(5)(C)

Affiliates of CVC Fund VII Announce Extension of Tender Offer for All Outstanding Shares of ConvergeOne

London – December 19, 2018 – On December 19, 2018, PVKG Merger Sub, Inc. (“Offeror”) extended the offering period of Offeror’s previously announced cash tender offer to purchase all of the outstanding shares of common stock of ConvergeOne Holdings, Inc. (Nasdaq: CVON) (“ConvergeOne” or the “Company”) for a period of nine (9) business days in accordance with the terms of the Agreement and Plan of Merger, dated as of November 6, 2018 (the “Merger Agreement”), by and among ConvergeOne, Offeror and PVKG Intermediate Holdings Inc. (“Parent”). The tender offer was previously scheduled to expire at 12:00 midnight, Eastern time, on December 19, 2018 (one minute after 11:59 p.m., Eastern time, on December 19, 2018). As a result of the announced extension, the tender offer will expire at 5:00 p.m., Eastern time, on January 3, 2019, unless further extended.

Continental Stock Transfer & Trust Company, the depositary and paying agent for the tender offer, has advised Offeror that, as of 5:00 p.m., Eastern time, on December 18, 2018, 67,793,275 shares of common stock of ConvergeOne were tendered pursuant to the tender offer, which represented approximately 88% of the outstanding shares of common stock of ConvergeOne. Stockholders who have already tendered their shares of common stock of ConvergeOne do not have to re-tender their shares or take any other action as a result of the extension of the offer period under of the tender offer.

Innisfree M&A Incorporated is the Information Agent for the tender offer and any questions or requests for the Offer to Purchase and related materials with respect to the tender offer may be directed to them, toll-free at (888) 750-5834.

About CVC

CVC Capital Partners is a leading private equity and investment advisory firm. Founded in 1981, CVC today has a network of 24 offices and approximately 450 employees throughout Europe, Asia and the US. To date, CVC has secured commitments of over US$110 billion from some of the world’s leading institutional investors across its private equity and credit strategies. In total, CVC currently manages over US$70 billion of assets. Today, funds managed or advised by CVC are invested in 71 companies worldwide, employing c.295,000 people in numerous countries. Together, these companies have combined annual sales of approximately US$100 billion. For further information about CVC, please visit www.cvc.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including, but not limited to, the proposed acquisition of ConvergeOne by affiliates of CVC Fund VII (“CVC”), the capabilities of the combined company following the acquisition, statements regarding the proposed transaction between affiliates of CVC and ConvergeOne, the expected timetable for completing the transaction, strategic and other potential benefits of the transaction, and other statements about affiliates of CVC, CVC or ConvergeOne managements’ future expectations, beliefs, goals, plans or prospects, are subject to known and unknown risks and uncertainties such as, but not limited to, those described in ConvergeOne’s periodic reports on file with the U.S. Securities and Exchange Commission (the “SEC”). These forward-looking statements are based on CVC’s and ConvergeOne’s current plans and expectations and are subject to or involve certain known and unknown risks and uncertainties that could cause actual future events or results to be different from those described in or implied by the forward-looking statements. Risks and uncertainties include, among other things, risks related to changes in facts and circumstances and other uncertainties concerning the proposed transaction or the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement and the proposed transactions thereby. Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. Except as required by applicable law or regulation, CVC and ConvergeOne undertake no obligation to update or revise any of these forward-looking statements to reflect future events or circumstances. Further information about these matters can be found in ConvergeOne’s SEC filings that are available at www.sec.gov. CVC and ConvergeOne caution investors not to place considerable reliance on the forward-looking statements contained in this press release.

Additional Information

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. On November 21, 2018, Parent, Offeror and certain affiliates of CVC, filed a tender offer statement on Schedule TO (including the Offer to Purchase, a related Letter of Transmittal and other offer materials) with the SEC, and ConvergeOne filed the related Solicitation/Recommendation statement on Schedule 14D-9 with the SEC. Prior to making any decision regarding the tender offer, ConvergeOne stockholders are strongly advised to read the Schedule TO (including the Offer to Purchase, a related Letter of Transmittal and other offer materials) and the related Solicitation/Recommendation statement on Schedule 14D-9. ConvergeOne stockholders may obtain the Schedule TO (including the Offer to Purchase, a related Letter of Transmittal and other offer materials) and the related Solicitation/Recommendation statement on Schedule 14D-9 at no charge on the SEC’s website at www.sec.gov. In addition, the Schedule TO (including the Offer to Purchase, a related Letter of Transmittal and other offer materials) and the related Solicitation/Recommendation statement on Schedule 14D-9 may be obtained free of charge from Innisfree M&A Incorporated, the information agent for the tender offer, at 501 Madison Avenue, 20th Floor, New York, New York 10022, Telephone Number (888) 750-5834 or banks and brokers may call (212) 750-5833.

Media Contacts:

CVC

Tom Faust

Stanton Public Relations & Marketing

646-502-3513

cvc@stantonprm.com

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